Exhibit 99.(n)

THIRD AVENUE FOCUSED CREDIT FUND

a series of

THIRD AVENUE TRUST

     This Multi-Class Plan (the “Multi-Class Plan”) is adopted pursuant to Rule 18f-3 under the Act to provide for the issuance and distribution of multiple classes of shares in relation to Third Avenue Focused Credit Fund, in accordance with the terms, procedures and conditions set forth below. A majority of the Trustees of the Trust, including a majority of the Trustees who are not interested persons of the Trust within the meaning of the Act, have found this Multi-Class Plan, including the expense allocations, to be in the best interest of the Fund and each Class of Shares constituting the Fund.

1.	DEFINITIONS. As used herein, the terms set forth below shall have the meanings ascribed to them below.

	a.	ACT – the Investment Company Act of 1940 and the rules and regulations promulgated thereunder.

	b.	CLASS – a class of Shares of the Fund.

	c.	DISTRIBUTION EXPENSES – expenses, including allocable overhead costs, imputed interest and any other expenses and any element of profit referred to in a Plan of Distribution and/or board resolutions, incurred in activities which are primarily intended to result in the distribution and sale of Shares.

	d.	DISTRIBUTION FEE – a fee paid by the Fund in respect of the assets of a Class to the Distributor pursuant to the Plan of Distribution relating to the Distribution Expenses of a Class.

	e.	DISTRIBUTOR – M.J. Whitman LLC.

	f.	FUND – Third Avenue Focused Credit Fund.

	g.	INSTITUTIONAL CLASS SHARES – shall have the meaning ascribed in Section 2.a.

	h.	INVESTOR CLASS SHARES – shall have the meaning ascribed in Section 2.b.

	i.	PLAN OF DISTRIBUTION – any plan adopted under Rule 12b-1 under the Act with respect to payment of a Distribution Fee.

	j.	PROSPECTUS – the prospectus, including the statement of additional information incorporated by reference therein, covering the Shares of the referenced Class or Classes of the Fund.

	k.	SERVICE FEE – a fee paid to financial intermediaries, including the Distributor and its affiliates, for the ongoing provision of personal services to shareholders of a Class and/or the maintenance of shareholder accounts relating to a Class.

	l.	SHARE – a share in the Fund.

	m.	TRUST – Third Avenue Trust.

	n.	TRUSTEES – the trustees of the Trust.

2.	CLASSES. Subject to further amendment, the Fund may offer different Classes of Shares constituting the Fund as follows:

	a.	INSTITUTIONAL CLASS SHARES. Institutional Class Shares mean the Third Avenue Focused Credit Fund Institutional Class Shares designated by resolution adopted by the Board of Trustees of the Trust. Institutional Class Shares shall be offered at net asset value and subject to the minimum initial investment amount for Institutional Class Shares set forth in the Prospectus from time to time. Institutional Class Shares are not subject to ongoing Distribution Fees or Service Fees.

	b.	INVESTOR CLASS SHARES. Investor Class Share means the Third Avenue Focused Credit Fund Investor Class Shares designated by resolution adopted by the Board of Trustees of the Trust. Investor Class Shares shall be offered at net asset value and subject to the minimum initial investment amount for Investor Class Shares set forth in the Prospectus from time to time. Investor Class Shares shall be subject to ongoing Distribution Fees and/or Service Fees approved from time to time by the Trustees and set forth in the Prospectus.

3.	RIGHTS AND PRIVILEGES OF CLASSES. Each of the Investor Class Shares and Institutional Class Shares will represent an interest in the same portfolio of assets and will have identical voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications, designations and terms and conditions except as described otherwise in the Trust Instrument with respect to each of such Classes.

4.	SERVICE AND DISTRIBUTION FEES. The Service Fee applicable to any Class shall not exceed 0.25% per annum of the average daily net assets of the relevant Class, and the Distribution Fee applicable to any Class shall not exceed 0.75% per annum of the average daily net assets of the relevant Class. All other terms and conditions with respect to Service Fees and Distribution Fees shall be governed by the plan adopted by the Trust on behalf of the Fund with respect to such fees and Rule 12b-1 under the Act.

5.	ALLOCATION OF EXPENSES, INCOME, REALIZED GAINS AND LOSSES AND UNREALIZED APPRECIATION AND DEPRECIATION AMONG CLASSES.

	a.	EXPENSES APPLICABLE TO A PARTICULAR CLASS. Each Class of the Fund shall pay any Distribution Fee and Service Fee applicable to that Class. Other expenses applicable to any of the foregoing Classes such as incremental transfer agency fees, but not including advisory or custodial fees or other expenses related to the management of the Fund’s assets, shall be allocated among such Classes in different amounts in accordance with the terms of each such Class if they are actually incurred in different amounts by such Classes or if such Classes receive services of a different kind or to a different degree than other Classes. The benefit of a waiver or reimbursement of all or part of an expense described in this paragraph shall be allocated to the Class to which such expense was previously allocated, or was to be allocated if not for the waiver or reimbursement, under this paragraph.

	b.	INCOME, REALIZED GAINS AND LOSSES, UNREALIZED APPRECIATION AND DEPRECIATION AND OTHER EXPENSES APPLICABLE TO ALL CLASSES. Income, realized gains and losses, unrealized appreciation and depreciation, and any expenses not applicable to any particular Class shall be allocated to each Class on the basis of the net asset value of that Class in relation to the net asset value of the Fund. The benefit of a waiver or reimbursement of all or part of an expense described in this paragraph shall be allocated among each Class on the basis of the net asset value of that Class in relation to the net asset value of the Fund.

	a.	DETERMINATION OF NATURE OF ITEMS. The Trustees shall determine in their sole discretion whether any expense, income, realized gains and losses, and unrealized appreciation or depreciation other than those listed herein is properly treated as attributable in whole or in part to a particular Class or all Classes.

6.	EXCHANGE PRIVILEGE. Holders of Investor Class Shares and Institutional Class Shares shall have such exchange privileges, if any, as are set forth in the Prospectus for such Class. Exchange privileges may vary among Classes and among holders of a Class.

7.	VOTING RIGHTS OF CLASSES.

	a.	Shareholders of each Class shall have exclusive voting rights on any matter submitted to them that relates solely to that Class.

	b.	Shareholders shall have separate voting rights on any matter submitted to shareholders with respect to which the interest of one Class differs from the interests of any other Class.

8.	DIVIDENDS AND DISTRIBUTIONS. Dividends and capital gain distributions paid by the Fund with respect to each Class, to the extent any such dividends and distributions are paid, will be calculated in the same manner and at the same time on the same day and will be, after taking into account any differentiation in expenses allocable to a particular Class, in substantially the same proportion on a relative net asset value basis.

9.	REDEMPTION FEES. Generally Shares of each Class held for less than the period specified from time to time in the Prospectus shall be subject to a redemption fee in an amount (not to exceed 2.00%) set forth from time to time in the Prospectus. A redemption fee directly affects the amount a shareholder who is subject to the fee receives upon redemption or exchange. The redemption fee is paid to the Fund and is designed to discourage frequent short-term trading in Fund Shares and to offset any brokerage commissions, capital gains impact, and administrative and other costs associated with fluctuations in its asset levels and cash flow caused by short-term shareholder trading. The redemption fee does not apply to certain transactions described in the Prospectus.

10.	REPORTS TO TRUSTEES. The Distributor shall provide the Trustees such information as the Trustees may from time to time deem to be reasonably necessary to evaluate this Plan.

11.	CONDITIONS TO EFFECTIVENESS OF THIS MULTI-CLASS PLAN. While this Multi-Class Plan is in effect, the Trust shall satisfy the “fund governance standards” as defined in Rule 0-1(a)(7) under the Act.[1]

12.	AMENDMENT. Any material amendment to this Multi-Class Plan shall be approved by the affirmative vote of a majority (as defined in the Act) of the Trustees of the Trust, including the affirmative vote of the Trustees of the Trust who are not interested persons of the Trust. The Distributor shall provide the Trustees such information as may be reasonably necessary to evaluate any amendment to this Multi-Class Plan.

Dated: June 4, 2009

1	It should be noted, however, that in April 2006 the U.S. Court of Appeals for the District of Columbia Circuit vacated subparagraphs (i) and (iv) of Rule 0-1(a)(7), which provisions require that a fund Board have at least 75% of its members independent and an independent Board Chairman, respectively. The court withheld its mandate to afford the SEC an opportunity to reopen the record for comment.